EX-99.B-77B

                WADDELL & REED ADVISORS FIXED INCOME FUNDS, INC.

SUB-ITEM 77B:  Accountant's report on internal control:

INDEPENDENT AUDITORS' REPORT

To the Directors of Waddell & Reed Advisors Fixed Income Fund, Inc.:

In planning and performing our audits of the financial statements of Waddell & Reed Advisors Government Securities Fund and Waddell & Reed Advisors Limited-Term Bond Fund, comprising Waddell & Reed Advisors Fixed Income Funds, Inc. (the "Company") for the fiscal year ended September 30, 2002 (for the fiscal period from September 3, 2002 (commencement of operations) to September 30, 2002 for Waddell & Reed Advisors Limited-Term Bond Fund) (on which we have issued our report dated November 8, 2002), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Company's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2002.

This report is intended solely for the information and use of the Company's management, the Board of Directors of Waddell & Reed Advisors Fixed Income Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
November 8, 2002